For Immediate Release

8x8, Inc. Announces Executive Promotion

SANTA CLARA, Calif., -- November 7, 2008 -- 8x8, Inc. (Nasdaq: EGHT), provider of 8x8 Virtual Office and Packet8 (www.packet8.net) broadband business, residential, video and mobile communications services, today announced that Mr. Dan Weirich, the Company's Chief Financial Officer, Vice President of Finance and Secretary, has been promoted to the position of President, effective immediately, in addition to his current duties. As President and CFO, Mr. Weirich will oversee the day- to-day operations of the entire company. Mr. Bryan Martin, who previously held the title of President, will remain as Chairman and Chief Executive Officer.

Mr. Weirich was named 8x8's acting Chief Financial Officer, Vice President of Finance and Secretary in June 2006, and he was named to these posts permanently in July 2006. Prior to that, he served as 8x8's Vice President of Operations and as Director of Strategic Sales. Before joining 8x8, Mr. Weirich served as a business development, finance and operations consultant in the United States and Asia, managing acquisition and restructuring initiatives for a number of information technology and telecommunications firms. He also served as Vice President, Business Development and Vice President, Asia Sales at iAsiaWorks, Inc. where he engineered a re-start of the company and expanded its offerings to include Internet access, co-location and managed services across Asia and grew the company's operations to thirteen countries. Mr. Weirich also previously served as a Manager in the Business Markets Group at Qwest Communications International, Inc. and as a Financial Analyst for Phoenix Network, Inc.

8x8, Inc. Chairman and CEO Bryan Martin commented, "In his relatively short tenure at 8x8, Dan has made enormous contributions to the Company in virtually every aspect of our business. Since his promotion to Chief Financial Officer approximately two years ago, Dan has continued to contribute in these areas, and has assumed increasing levels of responsibility beyond that of a CFO, particularly in regards to our operations team, carrier partners, strategic partners and sales organization." Reflecting on Mr. Weirich's promotion, Mr. Martin said, "I'm personally delighted that Dan's many contributions are being acknowledged by this richly deserved promotion, and I look forward to continuing to work closely with Dan in our efforts to advance 8x8's Virtual Office services and communications technologies to the next level."

About 8x8, Inc.

8x8, Inc. (Nasdaq: EGHT) offers voice, video and mobile communications solutions for business and residential customers. These solutions leverage existing broadband Internet connections and cellular networks to deliver advanced features and digital quality phone service at a fraction of the cost of legacy, copper wire alternatives. Businesses of any size, configuration or geographic location can benefit from the cost, performance and operational advantages of VoIP technology by selecting the solution that best fits their needs, whether it's the Virtual Office Hosted iPBX phone system, Complete Contact Center, Virtual Trunking IP dial tone solution, Hosted Key System service or Microsoft Response Point/8x8 small business phone system. All 8x8 communications solutions carry little or no upfront investment, no maintenance or upgrade fees and no change in user behavior. For additional company information, visit 8x8's web site at www.8x8.com.

# # #

INVESTOR RELATIONS CONTACT:
Joan Citelli
(408) 687-4320
jcitelli@8x8.com